Exhibit 10.5

CYS INVESTMENTS, INC.

INCENTIVE COMPENSATION PLAN FOR THE YEAR ENDING

DECEMBER 31, 2011

CYS Investments, Inc.’s Incentive Compensation Plan (the “Plan”) is a plan under which CYS Investments, Inc. (the “Company”) pays discretionary bonus awards (“Bonus Awards”) to eligible employees. Bonus Awards under the Plan will be paid annually. The amount of a Bonus Award is based upon the employee’s bonus target and performance during the fiscal year and the Bonus Pool (defined below) made available for payments under the Plan for the applicable fiscal year. The portion of the Plan payable under the Quantitative Component (as defined below) is intended to provide employees with “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code.

Purposes. The Plan is a component of the Company’s overall strategy to pay its employees for performance. The purposes of the Plan are to: (i) attract and retain top performing employees; (ii) motivate employees by tying compensation to the Company’s performance and (iii) reward exceptional individual performance that supports the Company’s overall objectives.

Effective Date. All employees of the Company are eligible to participate in the Plan, except for employees who (i) are classified as interns/project employees or (ii) commence employment pursuant to an offer letter that excludes participation in the Plan. Those employees who are determined to be eligible for Bonus Awards under the Plan are called “Participants.” An employee must commence employment or otherwise become eligible to participate in the Plan no later than September 1; provided, however that the Compensation Committee of the Board of Directors of the Company, or its delegate (the “Compensation Committee”) may make exceptions to this requirement in its sole discretion as it deems appropriate. Being a Participant does not entitle the individual to receive a Bonus Award.

Plan Year. The Plan operates on a fiscal year basis, January 1, 2011 through December 31, 2011 (the “Fiscal Year”).

Bonus Awards. Bonus Awards are discretionary payments. A Participant must be an active employee in good standing and on the Company’s or an approved subsidiary’s, payroll on the day the Bonus Award is paid to receive any portion of the bonus payment. A Participant who is not actively employed or on an approved payroll for whatever reason on the date a Bonus Award is paid is not entitled to a partial or pro rata Bonus Award. Notwithstanding the foregoing, a Participant may be eligible to receive a Bonus Award pursuant to his or her employment agreement even if such Participant is not actively employed or on an approved payroll on the date a Bonus

Award is paid. Additionally, the Compensation Committee may make exceptions to the foregoing in its sole discretion as it deems appropriate. There is no minimum award or guaranteed payment. Bonus Awards for the 2011 Fiscal Year will be paid on a pro-rata basis based on the period of the Fiscal Year during which the Participant was employed by the Company. Bonus Awards will be paid by March 15, 2012. A Bonus Award is calculated at the discretion of the Compensation Committee after considering the Company’s performance, the Participant’s bonus target and performance for the Fiscal Year and the Bonus Pool made available for Bonus Awards under the Plan for the Fiscal Year.

(a) Components of the Bonus Pool. The bonus pool (the “Bonus Pool”) shall be divided into two components, a quantitative component (the “Quantitative Component”) and a qualitative component (the “Qualitative Component”). Notwithstanding any other provision of this Plan, the Bonus Pool shall not exceed 1.00% of the average net assets of the Company for the Fiscal Year, unless the Board of Directors of the Company (the “Board”) elects to make awards in excess of this limitation.

(i) Quantitative Component. The size of the Quantitative Component of the Bonus Pool shall be contingent upon the Company’s return on net assets (“RONA”) exceeding specified ranges of RONA (the “Hurdle Rates”) for the Fiscal Year. RONA shall equal (i) (A) core earnings, as such term is reported in the Company’s quarterly and annual reports filed with the Securities and Exchange Commission, plus (B) adjustments that the Board of Directors recognizes when arriving at the dividend decision (i.e., drop income), plus or minus (C) the accretion or dilution, as the case may be, resulting from the issuance of securities in capital raising transactions, divided by (ii) the average net assets for the Fiscal Year. Specifically, the total size of the Quantitative Component shall be determined as follows:

Size of Quantitative Component as a % of excess RONA above the corresponding Hurdle Rates	Hurdle Rates

10%	At least 7% but less than 9%

15%	At least 9% but less than 11%

20%	At least 11% but less than 14%

The Quantitative Component of the Bonus Pool will be calculated for the Fiscal Year by multiplying the percentage(s) in the table above by the amount of the excess RONA for the Fiscal Year above the corresponding Hurdle Rate(s), multiplied by the average net assets for the Fiscal Year.

The size of the Quantitative Component is predicated on the condition that the Company manages its investment portfolio within leverage parameters established by the Board, in consultation with the Company’s management. If the Company exceeds the Board’s pre-determined leverage ratio (which the Board has initially set for the Fiscal

Year as 8.0 to 1) (the “Leverage Cap”), then any Bonus Awards under the Quantitative Component attributable to the Company’s leverage ratio being in excess of the Leverage Cap, with the leverage ratio calculated on a monthly basis, will not be paid to the Participants. Notwithstanding the foregoing, the Board may adjust the Leverage Cap at any time during the applicable fiscal year based upon consultation with the Company’s management.

(ii) Qualitative Component. The size of the Qualitative Component shall be determined by the Compensation Committee as follows:

(A) For aggregate Bonus Awards granted under the Quantitative Component less than 0.25% of the average net assets of the Company for the Fiscal Year, the Compensation Committee may set the size of the Qualitative Component equal to an amount so that the aggregate size of the Bonus Pool equals 0.25% of the average net assets of the Company for the Fiscal Year, or $2,500,000 based on net assets of the Company equal to $1,000,000,000.

(B) For aggregate Bonus Awards under the Quantitative Component of 0.25% or greater of the average net assets of the Company for the Fiscal Year, the Compensation Committee may adjust the size of the Bonus Pool by 25% of the Quantitative Component, with this additional amount to be awarded under the Qualitative Component.

(C) The Compensation Committee may consider the following qualitative performance factors when determining the size of the Qualitative Component in addition to any other factors that the Compensation Committee deems to be appropriate: (i) counterparty relations, (ii) leverage and liquidity management, (iii) investor relations, (iv) relative total return performance, (v) leadership in environmental, social responsibility and corporate governance initiatives and (vi) leadership or other third-party/industry recognition or accolades.

(b) Form of Bonuses.

(i) Size of Cash Component of Bonus Pool. The aggregate cash component of the Bonus Pool (the “Cash Component”) will be 50% of the Bonus Pool, but will not exceed 0.50% of the average net assets of the Company for the Fiscal Year (the “Cash Cap”). Each Participant will receive 50% of his or her individual Bonus Award in cash with such pro-rata reductions as is necessary so that the Cash Cap is not exceeded; provided, however, that an employee whose Bonus Award is less than $100,000 shall receive 10% of his or her individual Bonus Award in restricted stock under the Long-Term Equity Component (as defined below) and the remainder in cash. Notwithstanding the foregoing sentences in this section, the Compensation Committee may (i) elect in its discretion to increase the Cash Cap and the Cash Component to be greater than 50% of the Bonus Pool if, pursuant to this section, certain employees receive greater than 50% of their Bonus Award in cash, and (ii) increase the portion of an employee’s Bonus Award payable in cash, with a corresponding reduction in the amount of the Bonus Award paid under the Long-Term Equity Component, on a case by case basis in the discretion of the Compensation Committee.

(ii) Size of Long-Term Equity Component of Bonus Pool. Except as provided in the section above, the long-term equity component of the Bonus Pool (the “Long-Term Equity Component”) will be 50% of the Bonus Pool. If the Cash Component exceeds the Cash Cap, the Compensation Committee may, but will not be required to, increase the amount of the Long-Term Equity Component by an amount equal to the excess amount of the Cash Component over the Cash Cap. Except as provided in certain circumstances as described in the section above, each Participant will receive the Long-Term Equity Component of their individual Bonus Award in the same percentage as the Long-Term Equity Component percentage of the total Bonus Pool. Awards under the Long-Term Equity Component will be in the form of shares of restricted stock under the Company’s 2006 Stock Incentive Plan that will vest ratably on an annual basis over a five-year period. Each Bonus Award paid under the Plan, whether in cash or restricted stock, will be paid subject to the Company’s right to recoup or “clawback” all or part of the payment in accordance with the requirements of Company policy or applicable law.

(c) Bonus Allocations. The Bonus Pool shall be allocated as follows:

Name	Total Bonus Pool Allocation	Maximum Bonus Awards (Cash Component and Long-Term Equity Component) as a % of Base Salary

Kevin E. Grant	35.00%	500%

Frances R. Spark	10.00%	100%

Richard E. Cleary	8.00%	100%

Thomas A. Rosenbloom	8.00%	100%

All Other Employees	39.00%	Will vary by employee

Total	100.00%

Allocations to Participants other than Messrs. Grant, Rosenbloom and Cleary and Ms. Spark shall be determined by the Company’s Chief Executive Officer.

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